Exhibit 99.1

Harrington West Announces Financial Results for the March 2009 Quarter

SOLVANG, Calif.--(BUSINESS WIRE)--May 14, 2009--Harrington West Financial Group, Inc. (NASDAQ:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division Harrington Bank, today announced that it lost $2.1 million or 31 cents per diluted share in the March 2009 quarter compared with a net loss of $3.2 million or 58 cents per diluted share in the March 2008 quarter. The net loss in the March 2009 quarter was comprised of the following components:

1. $340 thousand of after-tax core banking income (net interest income plus banking fee and other income minus operating expenses).

2. $1.3 million of after-tax other-than-temporary-impairment (OTTI) on $18.8 million in residential mortgage backed securities (RMBS). This loss was transferred from equity to earnings upon the determination of the OTTI and, therefore, has no affect on book value per share.

3. $1.1 million of after-tax specific and general reserves on loans and write-downs on real estate owned (REO). Total non-accrual loans and loans 90 days past due were $17.6 million at March 31, 2009 or 2.20% of total loans compared with $12.1 million or 1.50% at December 31, 2008.

In the March 2009 quarter, HWFG raised $500 thousand of common equity by selling 250 thousand shares of HWFG for $2 per share in a private placement to an individual investor. In addition, on May 11 2009, HWFG reached agreement with Concordia Financial Services Fund L.P. (Concordia) with regard to the outstanding $3.9 million in demand notes due HWFG to purchase 401,150 shares of common stock at $6.25 per share and 54,001 shares of Series A Preferred shares at $25 per share convertible into 4 shares of HWFG common stock at $6.25 per share. In the first and second closings, Concordia had previously purchased $6.1 million in HWFG equity securities for cash including 638,850 shares of HWFG common stock at $6.25 per share and 85,999 shares of the Series A preferred shares at $25 per share. In settlement of the $3.9 million in notes due from Concordia for which no HWFG shares have been issued, Concordia agreed to convert all of its $2.1 million of Series A preferred to common at $6.25 per share, thus reducing HWFG’s dividend payments by $172 thousand per year. HWFG and Concordia entered into a full release from any future claims, and Concordia agreed to waive its rights in the stock purchase agreements for a HWFG Board seat and any pre-emptive right on any future equity offerings.

Book value per common share was $5.54 at March 31, 2009 compared to $6.37 at December 31, 2008. HWFG’s book value has been negatively affected by the losses incurred in the quarter, the decline in the value of the investment securities portfolio, and the effect of raising capital below the stated book value.

Financial Performance Analysis

The very weak housing market, the credit crisis, and the economic recession continue to negatively affect HWFG’s results. Although HWFG’s non-performing loans to total loans are below the median level for FDIC insured institutions, classified loans where the receipt of originally scheduled payments are improbable, must be written down to current appraised values. With lower valuations of real estate, this situation is adding to non-cash charges for write-downs, and loan loss reserves. With the weak housing markets and economic recession, the underlying mortgage loans in a group of approximately $18.8 million in book value of residential mortgage-backed securities (RMBS) have demonstrated delinquency and loss factors on the sale of REO, which indicate that all the scheduled payments will not be returned on these securities. These securities are, therefore, OTTI and were written down by $2.1 million pre-tax to recoverable value by discounting expected cash flows at the original contracted interest rates on those securities. In the March 2009 quarter, HWFG implemented FSP FAS 115-2, which requires the credit component of the impairment to be recorded in earnings, while the liquidity component of the fair value loss remains in equity. The fair values of securities have also been negatively affected by the illiquid and distressed mortgage markets. HWFG believes that it has isolated the weaker mortgage securities to approximately $44.5 million of the $259.8 million total investment portfolio, which at March 31, 2009 have a cumulative OTTI write-down of $16.1 million. Also, the pool of problem loan credits does not appear to be expanding appreciably.

Los Padres Bank’s tangible core and risk-based capital ratios were 7.33% and 9.41% at March 31, 2009 compared with 7.24% and 10.21%, respectively, at December 31, 2008. The primary factor for the decline in the risk based capital ratio in the March 2009 quarter has been the re-rating of the RMBS in HWFG’s portfolio by the rating agencies resulting in an additional $53.3 million book value of downgrades to below investment grade (BIG) by at least one rating agency or $82.4 million in total BIG securities at March 31, 2009. Given the current regulatory guidance, these securities, once downgraded to BIG, are allocated significantly higher risk-based capital requirements, many times the requirements for investment grade securities. The rating agencies downgraded thousands of RMBS in the March 2009 quarter based on their updated and significantly more severe projections for loan delinquencies and losses on the disposition of real estate underlying these securities. From HWFG’s internal analysis of these securities, it believes that the rating agencies have over-corrected their delinquency and loss factors, and the HWFG models, for the most part, indicate that the originally scheduled payments can be returned. Nonetheless, the capital requirement for these securities has resulted in lowering Los Padres Bank’s risk-based capital ratio. HWFG does not expect the magnitude of downgrades experienced in the March 2009 quarter to continue in future quarters given the broad sweeping re-rating of RMBS over the last two quarters. The investment portfolio continues to be performing and nearly all continue to pay interest and principal per the indentures.

HWFG has agreed with the OTS to raise its risk based capital to 11.0% by June 30, 2009 and to 12.0% by September 30, 2009 and maintain a core tangible capital ratio above 7.0%. HWFG has developed comprehensive plans to meet these capital requirements by the stated dates through asset and liability reduction plans and through other capital building strategies with an emphasis on minimizing dilution to its shareholders.

Net Interest Income

Net interest income and net interest margin were $6.0 million and 2.05% in the March 2009 quarter compared with $7.8 million and 2.76% in the December quarter and $7.7 million and 2.60% in the March 2008 quarter, respectively. LPB's net interest income and margin declined in the March 2009 quarter after increasing in the September and December 2008 quarters due to the following reasons:

  LPB built a high level of liquidity in the March 2009 quarter from the overlap of higher rate maturing and the renewal of lower rate brokered deposits, new retail deposits, and higher average borrowing levels, increasing HWFG’s overall cost of funds,
  The Fed Funds and Prime rates were reduced by 75 bps immediately in January 2009, and one and three month LIBOR declined over 200 bps in the March 2009 quarter from the peak of the December 2008 quarter, on which approximately $450 million of our loans and securities reprice. Our deposits, however, reprice over a longer period of approximately six to nine months and,
  An increase in non-accrual loans of $5.4 million from December 31, 2008 also adversely affected net interest income.

Our net interest margin increased from the low of 1.73% in January 2009 to 2.01% in February 2009 and to 2.43% in March 2009, as the repricing on deposits started to take hold. We believe our net interest margin will increase over the course of 2009 from 2.43% in the month of March 2009 to around 3.00% in December 2009 as the repricing fully corrects.

Banking Fee Income

Total banking and other fee income was $908 thousand in the March 2009 quarter compared with $911 thousand in the December 2008 quarter and $1.0 million in the March 2008 quarter. HWFG expects moderate improvement in fee income throughout 2009 as the cash surrender value of its bank owned life insurance increases based on a higher interest crediting rate, HWM fees build from new business and the expected improvement in equity values, and as mortgage brokerage income rises in the low rate environment from increased refinancing and purchase loan activity. The comparison of the components of fee income is shown in the following table:

Banking Fee & Other Income
(Dollars in thousands)

	March	December		March	March	Annual
	2009	2008	%	2009	2008	Percentage
	Quarter	Quarter	Change	Quarter	Quarter	Change
Banking Fee Type
Mortgage Brokerage Fee, Prepayment Penalties & Other Loan Fees	$90	$147	(38.8%)	$90	$147	(38.8%)
Deposit, Other Retail Banking Fees & Other Fee Income	547	503	8.7%	547	440	24.3%
Harrington Wealth Management Fees	187	198	(5.6%)	187	253	(26.1%)
Increase in Cash Surrender Value of Life Insurance, net	84	63	33.3%	84	193	(56.5%)
Total Banking Fee & Other Income	$908	$911	(0.3%)	$908	$1,033	(12.1%)

Operating Expenses

Operating expenses were $6.3 million in the March 2009 quarter compared to $6.2 million and $6.1 million in the December 2008 and March 2008 quarters, respectively. HWFG is working rigorously to control operating expenses in the difficult operating environment and has been successful in reducing compensation expense, benefit expense, and has eliminated incentive bonus compensation until the Company returns to profitability. However, given the higher level of REO, the cost to maintain and refurbish these properties has increased substantially over the last few quarters. Furthermore, FDIC insurance and OTS assessments have also dramatically increased. A comparison of the major expense categories is shown in the following table for the comparative quarters.

HWFG Operating Expenses by Category

	Period Ended March 31,
	2009	2008

Salaries and employee benefits	$3,343	$3,536
Premises and equipment	1,006	993
FDIC Insurance Premium	217	128
Insurance premiums	56	84
Marketing	75	96
Computer services	251	256
Professional fees	203	135
REO Expense	231	8
Office expenses and supplies	177	209
Other (1)	783	665
Total other expenses	$6,342	$6,110

(1) Consists primarily of regulatory fees, and other miscellaneous expenses.

Loans

Net loans receivable were $788.3 million at March 31, 2009 compared with $798.3 at December 31, 2008 as HWFG began to execute its comprehensive plan to allow selected loans to mature or to not be renewed. HWFG will continue this strategy until its capital levels well exceed the required levels and then start a controlled growth of loans in line with its long term strategies. The composition of the loan portfolio for the comparative quarter-ends shown in the following table:

HWFG Net Loan Growth and Mix
(Dollars in millions)

	March 31, 2009		December 31, 2008		March 31, 2008
Loan Type	Total	% of Total	Total	% of Total	Total	% of Total
Commercial Real Estate	$260.1	32.5%	$260.9	32.2%	$267.4	33.1%
Multi-family Real Estate	84.3	10.5%	85.2	10.4%	88.8	10.9%
Construction (1)	116.4	14.5%	125.7	15.4%	134.1	16.6%
Single-family Real Estate	144.6	18.0%	139.3	17.2%	128.8	15.9%
Commercial and Industrial Loans	112.2	14.0%	118.9	14.7%	116.8	14.5%
Unimproved Land	49.6	6.2%	48.5	6.0%	44.7	5.5%
Consumer Loans	31.8	4.0%	29.8	3.7%	24.7	3.1%
Other Loans (2)	2.2	0.3%	3.1	0.4%	2.9	0.4%
Total Gross Loans	801.2	100.0%	811.4	100.0%	808.2	100.0%
Allowance for loan loss	(11.4)		(11.4)		(6.9)
Deferred fees	(1.1)		(1.2)		(1.7)
Discounts/Premiums	(0.4)		(0.5)		(0.5)
Net Loans Receivable	$788.3		$798.3		$799.1

(1) Includes loans collateralized by residential, commercial and land properties.
(2) Includes loans collateralized by deposits and consumer line of credit loans.

Asset Quality

Total non-accrual loans and loans 90 days or more past due (NPL’s) were $17.6 million or 2.20% of loans at March 31, 2009 compared with $12.1 million or 1.50% of loans at December 31, 2008. NPL’s and REO’s increased in the quarter due to the deterioration of some already classified loans but management has not observed the overall pool of problem credits growing appreciably. The percentage of NPL’s to total loans remains below the median of all FDIC insured institutions. The REO’s and NPL’s are shown in the following table by type of loan or property:

HWFG Non-Performing Assets and Real Estate Owned

	March 31,	December 31,
Property Type	2009	2008
Real Estate Owned (REO)
Single family	$4,341	$2,181
Commercial	4,699	4,000
Multi-family	2,415	724
Land acquisition & development	544	544
Total Real Estate Owned	$11,999	$7,449

Non-performing Loans
Single family	$466	$443
Consumer	225	225
Multi-family	8,807	135
Land acquisition & development	-	593
Commercial real estate	-	805
Commercial & industrial	5,229	4,228
Construction	2,844	5,693
Total Non-performing Loans	$17,571	$12,122

The following are real estate owned that was sold or placed under contract for sale as of April 30, 2009:

Real Estate Owned - Sold or Under Contract

Property Type	Book Value	Sales Price
Sold
Single family	$27	$69
Commercial real estate	321	358
Total Sold	$348	$427

Under Contract
Single family	$1,604
Commercial	4,699
Land acquisition & development	864
Total Under Contract	$7,167

In April 2009, HWFG was successful in selling $347.5 thousand of the residential REO at March 31, 2009 at an $80 thousand gain and has another $7.2 million of REO under contract at April 30, 2009.

Deposits and Liquidity

Total retail and commercial deposits were $920.8 million at March 31, 2009 compared with $899.6 million at December 31, 2008. Total brokered deposits were $110.1 million at March 31, 2009 compared to $112.9 million at December 31, 2008. In the quarter, HWFG improved its liquidity by increasing its deposit base through a retail CD deposit promotion and building its core Power-Up checking and money market accounts. Also, very early in the March 2009 quarter, HWFG renewed $90.0 million of the $92.4 million maturing brokered deposits.

As HWFG executes its asset reduction strategy and builds its retail deposit base, it plans to eliminate substantially all of its brokered deposits. The cost of deposits was 2.31% at March 31, 2009 versus 2.85% at December 31, 2008, a 54 basis point decrease in the quarter. HWFG had $111.6 million in excess borrowing capacity at March, 31, 2009, above its goal of $100 million.

Investments

The total investment portfolio was $259.8 million at March 31, 2009 compared with $274.5 at December 31, 2008 as principal reductions continued in line with HWFG’s forecast of $10 to $15 million per quarter. As principal payments continue to be made and as prices improve on the RMBS securities, HWFG maintains that a material portion of the mark to market loss of $20.5 million after-tax will be recovered. HWFG is monitoring the portfolio closely for sale opportunities given the recently announced government programs for buying or financing RMBS.

Closing Comments

In commenting on the results and developments of the March 2009 quarter, Craig J. Cerny, Chairman and CEO of HWFG stated: “We continue to be disappointed in our financial results but are taking the necessary steps to reserve and resolve problem assets. Our management team and staff are working extremely hard to execute our plans to improve capital ratios and restore HWFG to profitability. These strategies, our problem asset resolution process, margin and fee income improvement tactics, and our operating expense controls are expected to enable us to reach our capital ratio goals and return to profitability. We appreciate your support and patience as we work through this unprecedented housing and economic crisis.”

Harrington West Financial Group, Inc. is a $1.2 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 17 full service banking offices on the central coast of California, Scottsdale, Arizona, and the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $136.0 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)	Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008

Interest income	$14,471	$19,565
Interest expense	8,492	11,850
Net interest income	5,979	7,715
Provision for loan losses	1,750	500
Net interest income after provision for loan losses	4,229	7,215
Non-interest income:
Other-than-temporary loss
Total impairment losses	(3,886)	(70)
Loss recognized in other comprehensive income	(1,748)	-
Other-than-temporary loss	(2,138)	(70)
Gain on the sale of AFS	6	1,402
Gain (loss) from trading assets	3	(8,670)
Loss on write-down of real estate owned	1	-
Other gain/(loss)	-	1
Increase in cash surrender value of insurance	84	193
Banking fee & other income	824	840
Non-interest income	(1,220)	(6,304)
Non-interest Expense:
Salaries and employee benefits	3,343	3,536
Premises and equipment	1,006	993
Insurance premiums	273	212
Marketing	75	96
Computer services	251	256
Professional fees	203	135
Office expenses and supplies	177	209
Other	1,014	673
Non-interest expense	6,342	6,110
Income (loss) before income taxes	(3,333)	(5,199)
Provision for income tax expense (benefit)	(1,251)	(1,953)
Net income (loss)	$(2,082)	$(3,246)

Per share:
Net income - basic	$(0.31)	$(0.58)
Net income - diluted	$(0.31)	$(0.58)
Weighted average shares used in basic EPS calculation	6,775,649	5,590,236
Weighted average shares used in diluted EPS calculation	6,775,649	5,590,236
Cash dividends common per share paid	$-	$0.13
Cash dividends preferred per share paid	$0.51	$-
Book value of common at period-end	$5.54	$6.96
Tangible book value of common at period end	$4.69	$5.96
Book value of preferred at period-end	$23.08	$-
Ending common shares	7,020,093	6,131,243
Ending preferred shares	142,999	-

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

(In thousands, except per share data)	Quarter Ended
	Mar. 31, 2009	Mar. 31, 2008

Financial ratios
Return on average assets	(0.70%)	(1.06%)
Return on average equity	(18.55%)	(28.14%)
Average equity to average assets (leverage ratio)	3.75%	3.78%
Net interest margin	2.05%	2.60%
Efficiency ratio	92.09%	69.84%

Period averages
Total assets	$1,212,871	$1,226,937
Securities and trading assets	$267,955	$341,984
Total loans, net of allowance	$800,999	$789,079
Total earning assets	$1,154,523	$1,186,936
Total deposits	$940,302	$857,215
Total equity	$45,525	$46,402

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Quarter Ended
(In thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008

Interest income	$14,471	$16,495	$17,583	$18,457	$19,565
Interest expense	8,492	8,706	9,898	11,195	11,850
Net interest income	5,979	7,789	7,685	7,262	7,715
Provision for loan losses	1,750	4,525	1,565	400	500
Net interest income after provision for loan losses	4,229	3,264	6,120	6,862	7,215
Non-interest income:
Other-than-temporary loss
Total impairment losses	(3,886)	(3,767)	(5,575)	(2,412)	(70)
Loss recognized in other comprehensive income	(1,748)	-	-	-	-
Net impairment losses recognized in earnings	(2,138)	(3,767)	(5,575)	(2,412)	(70)
Gain/(loss) on sale of AFS	6	-	-	(295)	1,402
Income (loss) from trading assets	3	(8)	(28)	6	(8,670)
Gain (loss) on termination of cash flow hedge	-	(450)	-	2,338	-
Gain (loss) on write-down of real estate owned	1	(1,446)	(393)	(2,603)	-
Other gain (loss)	-	(4)	-	1,048	1
Increase in cash surrender value of insurance	84	63	180	49	193
Banking fee & other income	824	848	879	886	840
Non-interest income	(1,220)	(4,764)	(4,937)	(983)	(6,304)
Non-interest Expense:
Salaries and employee benefits	3,343	3,146	3,428	3,261	3,536
Premises and equipment	1,006	1,036	1,025	1,023	993
Insurance premiums	273	232	247	227	212
Marketing	75	129	143	143	96
Computer services	251	262	235	290	256
Professional fees	203	224	198	170	135
Office expenses and supplies	177	187	192	218	209
Other	1,014	1,004	801	752	673
Non-interest expense	6,342	6,220	6,269	6,084	6,110
Income (loss) before income taxes	(3,333)	(7,720)	(5,086)	(205)	(5,199)
Provision for income tax expense (benefit)	(1,251)	(3,465)	(1,908)	(74)	(1,953)
Net income (loss)	$(2,082)	$(4,255)	$(3,178)	$(131)	$(3,246)

Per share:
Net income - basic	$(0.31)	$(0.66)	$(0.52)	$(0.02)	$(0.58)
Net income - diluted	$(0.31)	$(0.66)	$(0.52)	$(0.02)	$(0.58)
Weighted average shares used in Basic EPS calculation	6,775,649	6,593,926	6,141,216	6,131,243	5,590,236
Weighted average shares used in Diluted EPS calculation	6,775,649	6,593,926	6,141,216	6,131,243	5,590,236
Cash dividends common per share paid	$-	$-	$-	$0.07	$0.13
Cash dividends preferred per share paid	$0.51	$-	$-	$-	$-
Book value common at period-end	$5.54	$6.37	$7.52	$6.83	$6.96
Tangible book value of common at period-end	$4.69	$5.48	$6.59	$5.84	$5.96
Book value preferred at period-end	$23.08	$23.07	$25.00	$-	$-
Ending common shares	7,020,093	6,770,093	6,590,011	6,131,243	6,131,243
Ending preferred shares	142,999	142,999	118,757	-	-
Financial ratios
Return on average assets	(0.70%)	(1.42%)	(1.05%)	(0.04%)	(1.06%)
Return on average equity	(18.55%)	(32.66%)	(30.07%)	(1.16%)	(28.14%)
Average equity to average assets (leverage ratio)	3.75%	4.35%	3.49%	3.60%	3.78%
Net interest margin	2.05%	2.76%	2.67%	2.37%	2.60%
Efficiency ratio	92.09%	71.49%	71.69%	74.22%	69.84%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Quarter Ended
(In thousands, except per share data)	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008

Period averages
Total assets	$1,212,871	$1,190,929	$1,203,212	$1,264,534	$1,226,937
Securities and trading assets	$267,955	$281,166	$284,709	$351,089	$341,984
Total loans, net of allowance	$800,999	$801,953	$812,145	$805,870	$789,079
Total earning assets	$1,154,523	$1,137,171	$1,166,035	$1,227,326	$1,186,936
Total deposits	$940,302	$887,406	$844,065	$895,029	$857,215
Total equity	$45,525	$51,823	$42,049	$45,503	$46,402

Balance sheet at period-end
Cash and due from banks	$15,364	$27,040	$24,549	$18,636	$24,599
Investments and fed funds sold	259,822	274,459	286,070	291,022	335,206
Loans held for sale	5,882	-	-	-	16,654
Loans before allowance for loan losses	793,798	809,774	818,407	809,385	789,366
Allowance for loan losses	(11,409)	(11,449)	(7,035)	(6,847)	(6,945)
Goodwill and core deposit intangibles	6,014	6,050	6,087	6,074	6,136
Other assets	97,830	89,761	84,247	83,405	79,052
Total assets	$1,167,301	$1,195,635	$1,212,325	$1,201,675	$1,244,068

Interest bearing deposits	$879,702	$853,523	$856,822	$855,900	$831,033
Non-interest bearing deposits	41,097	46,070	45,805	43,813	49,000
Other borrowings	200,177	235,273	248,920	252,125	308,148
Other liabilities	4,114	14,331	8,280	7,939	13,237
Shareholders' equity	42,211	46,438	52,498	41,898	42,650
Total liabilities and shareholders' equity	$1,167,301	$1,195,635	$1,212,325	$1,201,675	$1,244,068

Asset quality and capital - at period-end

Non-accrual loans &/or past due 90 days	$17,571	$12,122	$1,506	$6,891	$12,032
Other real estate owned, net	11,999	7,449	8,841	4,135	-
Total non-performing assets	$29,570	$19,571	$10,347	$11,026	$12,032

Allowance for losses to loans	1.43%	1.41%	0.86%	0.85%	0.86%
Non-performing assets to total loans	3.70%	2.42%	1.26%	1.36%	1.49%
Non-performing assets to total assets	2.53%	1.64%	0.85%	0.92%	0.97%

Consolidated Financial Data – Harrington West Financial Group, Inc. (unaudited)

	Three Months Ended			Three Months Ended
(In thousands)	March 31, 2009			March 31, 2008
	Balance	Income	Rate	Balance	Income	Rate
Interest earning assets:
Loans receivable (1)	$ 800,999	$ 12,201	6.12%	$ 789,079	$ 14,200	7.21%
FHLB stock	11,501	-	0.00%	12,476	165	5.32%
Securities and trading account assets (2)	298,490	2,254	3.02%	367,620	5,126	5.58%
Cash and cash equivalents (3)	43,533	16	0.15%	17,761	74	1.68%
Total interest earning assets	1,154,523	14,471	5.03%	1,186,936	19,565	6.60%
Non-interest-earning assets	58,348			40,001
Total assets	$ 1,212,871			$ 1,226,937

Interest bearing liabilities:
Deposits:
NOW and money market accounts	$ 166,013	$ 680	1.66%	$ 125,947	$ 828	2.64%
Passbook accounts and certificates of deposit	733,748	5,712	3.16%	685,819	7,654	4.49%
Total deposits	899,761	6,392	2.88%	811,766	8,482	4.20%

FHLB advances (4)	167,700	1,708	4.13%	234,857	2,547	4.36%
Reverse repurchase agreements	19,426	145	2.99%	50,336	388	3.05%
Other borrowings (5)	25,774	247	3.83%	25,774	433	6.65%
Total interest-bearing liabilities	1,112,661	8,492	3.09%	1,122,733	11,850	4.23%
Non-interest-bearing deposits	40,541			45,449
Non-interest-bearing liabilities	14,144			12,353
Total liabilities	1,167,346			1,180,535
Stockholders' equity	45,525			46,402
Total liabilities and stockholders' equity	$ 1,212,871			$ 1,226,937
Net interest-earning assets (liabilities)	$ 41,862			$ 64,203

Net interest income/interest rate spread		$ 5,979	1.94%		$ 7,715	2.37%
Net interest margin			2.05%			2.60%
Ratio of average interest-earning assets to average interest-bearing liabilities			103.76%			105.72%

1)	Balance includes non-accrual loans. Income includes fees earned on loans originated and accretion of deferred loan fees.

2)

Consists of securities classified as available for sale, held to maturity and trading account assets. Excludes SFAS 115 adjustments to fair value, which are included in other non-interest earning assets.

3)	Consists of cash due from banks and federal funds sold.

4)

Interest on FHLB advances is net of hedging costs. Hedging costs include interest income and expense and ineffectiveness adjustments for cash flow hedges. The Company uses pay-fixed, receive floating LIBOR swaps to hedge the short term repricing characteristics of the floating FHLB advances.

5)	Consists of other subordinated debt.

6)	Annualized.

CONTACT:
Harrington West Financial Group, Inc.
For information contact:
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644